SECURITIES AND EXCHANGE COMMISSION
Washington, D. C.  20549

Form 8-K
Current Report Pursuant to Section 13 or 15(d) of The Securities Act of 1934

Date of Report (date of earliest event reported):  August 28, 1997

Mallon Resources Corporation
(exact name of registrant as specified in its charter)

     Colorado                   0-17267                84-1095959
(State or other               (Commission           (I.R.S. Employer
jurisdiction                  File Number)         Identification No.)
of incorporation)

999 18th Street, Suite 1700, Denver, Colorado               80202
(address of principal executive offices)                  (zip code)

Registrant's telephone number, including area code:  (303) 293-2333 not applicable
(former name or former address, if changed since last report)


Item 5.  Other Events

Mallon Resources Corporation (the "Company") issued the following press release, dated August 28, 1997, the text of which follows:

     Mallon Resources Corporation today reported that it has successfully placed on production two significant natural gas wells on its San Juan Basin acreage block. The two wells, the Jicarilla 459 #3 and the Jicarilla 459 #8, are producing from natural completions in the Ojo Alamo formation at approximately 3,150 feet. Mallon has a 90% working interest in these wells, which are producing at a combined rate of approximately 1.5 million cubic feet per day. The Company believes these wells are the first commercially productive Ojo Alamo wells in the San Juan Basin.

     Kevin Fitzgerald, President of Mallon Oil Company, said, "We recently completed construction of a gas sweetening plant, which enabled us to finally put these two Ojo Alamo wells on production. With the plant now in operation and these wells on production, we are deciding which of our other 24 wells in the East Blanco area should be recompleted into the Ojo Alamo, and how many new wells we should drill. We are also studying how to enhance the production rates of Ojo Alamo wells by the use of hydraulic fracturing and alternative completion techniques."

     George Mallon, Chairman of the Company, said, "We are very excited by the development potential of this Ojo Alamo play. We control and operate approximately 21,000 acres in the East Blanco area, and our January 1997 acquisition of additional interests there increased our position to an average working interest of approximately 76%. If our analysis of the Ojo Alamo continues to be correct, we see the opportunity to substantially increase our gas production and reserves in this area."

     Mallon Resources Corporation is a Denver, Colorado, based oil and gas exploration and production company operating primarily in the Delaware and San Juan Basins of New Mexico. Mallon's Common Stock is quoted on the Nasdaq National Market tier of the Nasdaq Stock Market under the symbol "MLRC".

Signatures

     Pursuant to the requirements of the Securities Exchange act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                              Mallon Resources Corporation


August 28, 1997               __/s/ Roy K. Ross________________
                              Roy K. Ross, Executive Vice President